Exhibit 10.30

September 21, 2021

Jason Litten, M.D.

[***]

Re:      Retention Agreement

Dear Jason:

This letter sets forth the substance of the retention agreement (the “Agreement”) that Artiva Biotherapeutics, Inc. (the “Company”) is offering to you.

1.         Retention Period.

(a)      Duties. From the date of this Agreement until March 31, 2022 (the “Retention Period”), either (i) you will remain in your current role of Chief Medical Officer (“CMO”); or (ii) if the Company appoints a new CMO during the Retention Period, your employment will terminate effective as of the date of such appointment (the “Employment Separation Date”), and you agree to continue to serve the Company as a consultant from the Employment Separation Date until the conclusion of the Retention Period (or such earlier date as determined by the Company), on terms as determined by the Company and set forth in a consulting agreement to be entered into on or following the Employment Separation Date (the “Consulting Agreement”). During the Retention Period, you agree to perform your job responsibilities or consulting services in good faith and to the best of your abilities. During the Retention Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Employee Confidential Information and Invention Assignment Agreement (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Retention Period.

(b)      Salary and Benefits. From now through the Employment Separation Date, you will continue to receive your current base salary for your services. Your benefits will continue on the terms and conditions now in effect until the Employment Separation Date.

(c)      Retention Bonus. If you continue to satisfactorily provide continuous full-time service to the Company as an employee or as a consultant pursuant to the Consulting Agreement through and until the conclusion of the Retention Period (or such earlier period as determined by the Company), then you will be eligible for a one-time retention bonus payment in the amount of $175,000, subject to applicable withholdings and deductions (the “Retention Bonus”). You will not be eligible to receive the Retention Bonus in the event that, prior to the conclusion of the

Retention Period (i) you voluntarily resign from employment or from your consultancy, or you provide notice of your intent to resign from employment or from your consultancy, (ii) your employment or consultancy is terminated for Cause (as defined below), or (iii) your employment is terminated without Cause prior to the Company’s appointment of a new CMO. Payment of the Retention Bonus shall be made subject to and promptly following your execution and non-revocation of the Separation Date Release (as defined below) in accordance with Section 2.

2.      Termination; Severance Benefits. Nothing in this Agreement alters your employment at will status. Accordingly, during the Retention Period you are entitled to resign your employment with or without Cause or advance notice, and the Company may terminate your employment with or without Cause or advance notice. Although the Company is not obligated to do so, in the event that (i) you resign from employment or from your consultancy at the conclusion of the Retention Period, (ii) your employment or your consultancy is terminated without Cause at the conclusion of the Retention Period, or (iii) your consultancy is terminated without Cause after a new CMO has been appointed by the Company but prior to the conclusion of the Retention Period (any such termination date in (i) – (iii), the “Separation Date”), and (iv) in each case, you timely execute a general release of claims in favor of the Company, as attached hereto as Exhibit B (the, “Separation Date Release”) on or within sixty (60) days following the Separation Date, and allow it to become effective and otherwise comply with your obligations to the Company (including satisfactorily performing your duties during the Retention Period) (collectively, the “Severance Preconditions”), then you will be eligible to receive the following severance benefits (the “Severance Benefits”), which shall extinguish, supersede and replace the severance benefits as stated in your Employment Offer Letter Agreement dated as of August 11, 2019 (the “Prior Agreement”):

(a)      Severance Payment. The Company will pay you, as severance, the equivalent of your base salary in effect as of the Employment Separation Date for a period of six (6) months following the Retention Period (the “Severance Period”); provided, however, that in the event the Company has completed an Initial Public Offering (“IPO”) during the Retention Period, the Severance Period shall increase to nine (9) months. This amount will be paid, subject to standard payroll deductions and withholdings, in equal installments on the Company’s regular payroll schedule beginning within ten (10) days after the Effective Date of the Separation Date Release; provided that any such installments that would otherwise have been payable to you prior to the 60th day following the Separation Date shall be accrued and paid to you in a lump sum in the first regular payroll period on or following the 60th day following the Separation Date.

(b)    Annual Bonus. You will be eligible to receive a pro-rated annual bonus payout, as determined based on the Company’s achievement of corporate goals, as determined by the Company’s Board of Directors (the “Board”) in its good faith and absolute discretion. For clarity, if the Employment Separation Date occurs in 2022, you will be eligible to receive a bonus for the full year in 2021, and a bonus for 2022 prorated for the number of days you were employed during such year. If your employment terminates in 2021, you will receive a bonus for 2021 prorated for the number of days you were employed during such year. Such bonus, if any, shall be paid, subject to standard payroll deductions and withholdings, at the time the Company pays such bonuses to other similarly executives.

(c)      Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. As an additional severance benefit under this Agreement, provided that you satisfy the Severance Preconditions set forth above and timely elect continued coverage under COBRA, then the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Employment Separation Date and ending on the earliest to occur of: (i) the number of months following the Employment Separation Date that is equal to the Severance Period; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same, to obtain reimbursement for your COBRA premiums under this Section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(d)      Stock Options. You were granted options to purchase shares of the Company’s common stock pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your stock option grants, vesting will cease as of the Separation Date. Your options will continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan. Notwithstanding the foregoing, (x) in the event that you are eligible for the Severance Benefits and (y) you have entered into a lock-up agreement between you and the underwriters for an initial public offering of the Company’s Common Stock, which lock-up agreement is then in effect, then subject to approval of the Board, the exercise period for your options that have vested as of the termination of your employment or consultancy shall be extended such that you will have ninety (90) days after the expiration of such lock-up agreement to exercise your vested options, but in no event shall the exercise period for your options be extended beyond the applicable expiration date for such options. You understand and agree that such amendment to your option grant to provide for an extended exercise period may convert any options that were granted as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986 (as amended) to no longer be “incentive stock options.” The loss of “incentive stock options” status has tax implications that you should discuss with your own tax and legal advisors. If you do not wish to extend the post-termination exercise window of the options, the options will retain “incentive stock options” status as long as you exercise the options within three (3) months following your Separation Date.”

(e)      Restricted Stock. You also were granted 90,000 shares of restricted Common Stock (the “Stock Award”) under the terms of the Restricted Stock Purchase Agreement between you and the Company, dated August 23, 2019 (the “Restricted Stock Award Agreement”). The Stock Award is subject to vesting at the rate of 25% of the shares of Common Stock per year, with a repurchase right in favor of the Company with respect to any unvested shares as of the Separation Date. The vesting of your Stock Award will cease as of the Separation Date. Notwithstanding anything to the contrary set forth in the Stock Award Agreement, in the event that you are eligible for the Severance Benefits, and subject to approval of the Board, the Company will not exercise its Repurchase Option under the Stock Award Agreement for 16,875 of the shares of Common Stock subject to the Stock Award.

3.    Definition of Cause. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) your conviction of, or plea of no contest, or commission of any felony or any crime involving fraud, embezzlement, dishonesty or moral turpitude; (ii) your attempted commission of, or participation in, a fraud, embezzlement or act of dishonesty (or an attempted fraud or act of dishonesty) that results in (or could result in) material harm to the Company, including but not limited to material harm to reputational interests; (iii) your violation of a fiduciary duty or duty of loyalty owed to the Company; (iv) your material breach of any contract or agreement between you and the Company, or any material Company policies that are disclosed or otherwise made available in writing to you prior to such breach; (v) persistent neglect of your job duties or consulting services, which is not cured within fifteen (15) calendar days after you are provided written notice by the Company (provided, that such written notice and opportunity to cure are not required if your performance or neglect is not reasonably susceptible to being cured); or (vi) your gross misconduct or material failure to comply with a reasonable written instruction of the Company.

4.     409A. The intent of the parties is that payments and benefits under this letter agreement be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted and administered to be in compliance therewith and each of the parties shall report the payments and benefits under this letter agreement as exempt from or compliant with Section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A). All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If the Company determines that any benefits provided under this Agreement constitute “deferred compensation” under”), such benefits will not commence in connection with your termination of employment or consultancy unless such termination also qualifies as a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A- 1(h) (without regard to any permissible alternative definition thereunder) (“Separation from Service”). If the Company determines that any benefits provided under this Agreement constitute “deferred compensation” under Section 409A and you are a “specified employee” of the Company or any affiliate (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your Separation from Service, then the payment of any such benefits shall be delayed until the earlier of (i) the date that is six (6) months and one (1) day after the date of your Separation from Service, or (ii) the date of your death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the benefit payments that otherwise would have been paid to you on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the benefit payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable Separation Date Release spans two (2) calendar years, your Severance Benefits shall commence to be paid in installments on the first regularly scheduled payroll date that occurs in the calendar year following the calendar year of the Effective Date of the Separation Date Release. To the extent that any reimbursements under this Agreement are taxable to you, any such reimbursement payment due to you shall be paid as promptly as practicable consistent with the Company’s practice following appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the taxable year following the taxable year in which the related expense was incurred. The in-kind benefits and reimbursements under this Agreement, are not subject to liquidation or exchange for another benefit, and the amount of such benefits or reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

5.      No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

6.      Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; and (b) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee or independent contractor.

7.      No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the Protected Activities section below) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

8.      Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

9.      No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10.    Representations. You hereby represent that you have been paid all compensation owed and for all hours worked through the date you sign this Agreement, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

11.  Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims) (collectively, “Claims”, each a “Claim”), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to have any Claim resolved through a trial by jury or judge or an administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a Claim is subject to arbitration, and any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12.    Miscellaneous. This Agreement, including its Exhibits, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including the Prior Agreement. You agree and acknowledge that there are no circumstances as of the date of this Agreement that constitute, and nothing contemplated in this Agreement shall be deemed for any purpose to be or to create, an involuntary termination without Cause, including for purposes of the Prior Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. You further hereby expressly waive any claim or right you may have as of the date of this Agreement (if any) to assert that this Agreement, or any other condition or occurrence, forms the basis for a without Cause termination for any purpose, including for purposes of the Prior Agreement, or any other severance or change in control plan, agreement or policy maintained by the Company. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By: /s/ Fred Aslan
Fred Aslan, M.D.
President and Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Jason Litten
Jason B. Litten, M.D. 9/21/2021
Date

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT B

SEPARATION DATE RELEASE

(to be signed and returned to the Company on or within twenty-one (21) days after the

Separation Date)

In exchange for the Severance Benefits to be provided to me by Artiva Biotherapeutics, Inc. (the “Company”) pursuant to that certain letter Retention Agreement with the Company dated [DATE] (the “Agreement”), I hereby provide the following Separation Date Release (this “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all compensation owed and for all hours worked through the date I sign this Release, have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I acknowledge that, other than the Severance Benefits to be provided to me pursuant to the Agreement upon satisfaction of the Severance Preconditions, I have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Release are any claims that cannot be waived by law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA, and that the consideration given for the waiver and releases I have given in this Release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke this Release (in a written revocation sent to the Company); and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release provided that I do not revoke it (the “Effective Date”).

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.

[Signature page to follow]

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED, AND AGREED:

Jason B. Litten, M.D.

Date